UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2026

Avantor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38912	82-2758923
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Radnor Corporate Center, Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(Address of principal executive offices, including zip code)

(610) 386-1700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AVTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2026, Avantor, Inc. (the “Company”), announced the appointment of Todd Garner as Executive Vice President and Chief Financial Officer, effective as of September 21, 2026 (the “Commencement Date”). Upon the Commencement Date, Mr. Garner will become a member of the Company’s Executive Leadership Team and serve as its principal financial officer.

Prior to joining the Company, Mr. Garner, age 57, served as Executive Vice President and Chief Financial Officer of CONMED Corporation, a medical technology company, from January 2018 until March 2026. Prior to that, Mr. Garner served in several roles at C.R. Bard, Inc, a specialty medical products company, from 2003 until 2017, including Vice President, Investor Relations from 2011 until 2017, Vice President, Controller (Division Chief Financial Officer) from 2007 until 2011, Director of Financial Reporting from 2005 to 2007, and Controller of the Reynosa Operations from 2003 to 2005. Mr. Garner holds a bachelor’s degree in accounting from Brigham Young University and an MBA from the University of Texas – Rio Grande Valley. Mr. Garner is also a Certified Public Accountant.

In connection with the appointment of Mr. Garner as Executive Vice President and Chief Financial Officer, on September 17, 2026, the Company entered into an employment letter agreement (the “Employment Letter”) with Mr. Garner. Pursuant to the Employment Letter, Mr. Garner’s annual base salary is $700,000 and he is eligible to participate in the Company’s incentive-based annual cash program beginning in 2026, pro-rated based on his start date, with an annual target bonus opportunity of 80% of his annual base salary. Mr. Garner will also receive a one-time cash signing bonus of $150,000, subject to certain repayment obligations in the event of his departure prior to the one-year anniversary of the Commencement Date.

The Employment Letter also provides for an initial long-term equity grant under the Company’s 2019 Equity Incentive Plan (the “Plan”) in the target amount of $1,500,000, half of which will be granted in the form of restricted stock units and half will be granted in the form of stock options issued at a 10% premium to the closing price of a share of the Company’s common stock on the grant date. The stock options will vest ratably over three years, and the restricted stock units will vest ratably over two years, in each case, subject to the Plan’s terms and conditions. In future years, Mr. Garner will be eligible to participate in the Company’s long-term incentive program, with a target annual grant of $3,000,000, allocated in the same manner applicable to all members of the Company’s Executive Leadership Team.

Mr. Garner will also be eligible to participate in the Company’s Executive Severance and Change in Control Plan, which is described in the Company’s current report on Form 8-K, filed with the Securities and Exchange Commission on May 12, 2025, and a copy of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2026.

The foregoing description of the Employment Letter is a summary only and does not purport to be complete and is qualified in its entirety by reference to the full text, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The Company confirms that (1) there is no arrangement or understanding between Mr. Garner and any other person pursuant to which he was appointed as Executive Vice President and Chief Financial Officer, (2) there is no family relationship between Mr. Garner and any director or executive officer of the Company, and (3) there are no transactions involving Mr. Garner that would require disclosure under Item 404(a) of Regulation S-K.

Upon the Commencement Date, Steven Eck, the Company’s Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer, will cease serving as the Interim Chief Financial Officer, but will continue in his position as Senior Vice President and Chief Accounting Officer.

Item 7.01. Regulation FD Disclosure.

On September 21, 2026, the Company issued a press release announcing the appointment of Mr. Garner. A copy of the press release is furnished herewith as Exhibit No. 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed filed for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Letter, dated September 17, 2026 between the Company and Todd Garner
99.1	Press Release, dated September 21, 2026
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avantor, Inc.

Date: September 21, 2026	By:	/s/ Claudius O. Sokenu
Name: Claudius O. Sokenu
Title: Executive Vice President, Chief Legal and Compliance Officer and Secretary